Exhibit 10.2

ARIBA, INC.

RETENTION BENEFIT AGREEMENT

This Retention Benefit Agreement (the “Agreement”) provides certain nonqualified deferred compensation benefits and is entered into as of October 25, 2011, between Robert M. Calderoni (the “Executive”) and Ariba, Inc. (the “Company”).

Recitals

The Executive and the Company have previously entered into an Amended and Restated Severance Agreement, dated August 25, 2008 (as amended, the “Severance Agreement”), which provides that the Executive will become entitled to certain benefits in the event his employment terminates under specified circumstances.

In order to retain the Executive for an extended period of time and assure a smooth and successful transition when the Board eventually appoints a new chief executive officer, the Board has reviewed the Executive’s compensation arrangements and determined to offer to him those additional retention benefits set forth in this Agreement.

In addition, simultaneously with execution of this Agreement, the Company and the Executive are separately entering into an agreement (the “Employment Agreement”) that sets forth the Executive’s ongoing compensation arrangements while he continues as an executive officer of the Company.

The Board having determined that it is appropriate and in the best interests of the Company and its stockholders to offer the Executive these benefits, the parties hereby enter into this Agreement.

Terms and Conditions

1.	Effectiveness and Term. This Agreement is effective upon October 1, 2011 (the “Effective Date”) and continues in effect until the earliest to occur of (a) the date on which all amounts required to be paid hereunder have been paid in full in the manner specified herein, or (b) the date on which this Agreement terminates pursuant to Subsection 3.c. below. The earliest of such occurrences is referred to as the “Expiration Date” and the period from the Effective Date to the Expiration Date is referred to as the “Term” of this Agreement.

2.	Definitions. Capitalized terms used but not elsewhere defined in this Agreement have the meanings specified below:

a.	“Board” means the Company’s Board of Directors, as constituted from time to time.

b.	“Cause” means:

(i)	Any gross negligence or intentional misconduct that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(ii)	Any unauthorized use or disclosure by the Executive of the Company’s confidential information or trade secrets resulting from gross negligence that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole;

(iii)	A failure by the Executive to comply with the Company’s written policies or rules that materially injures the Company and its subsidiaries, taken as a whole, or has a material adverse effect on the business or affairs of the Company and its subsidiaries, taken as a whole; or

(iv)	The Executive’s conviction of, or plea “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof.

With respect to acts or omissions described in Paragraphs (i), (ii) and (iii) above, “Cause” shall only be deemed to exist following written notice to the Executive from the Company and his failure to cure such acts or omissions within 30 days of receipt of such written notice.

c.	“Change of Control” means the occurrence of:

(i)	The acquisition, by a person or persons acting as a group, of the Company’s stock that, together with other stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company;

(ii)	The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of 30% or more of the total voting power of the Company;

(iii)	The replacement of a majority of the members of the Board, during any 12-month period, by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv)	The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Company’s assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of 40% or more of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions.

For purposes of this Subsection (c), the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, but shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a parent or subsidiary of the Company and (B) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company. In addition, a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

d.	“Change of Control Date” refers to the effective date of a Change of Control.

e.	“Code” refers to the Internal Revenue Code of 1986, as amended from time to time. The definition of “Code” shall also include related guidance, rules and regulations issued thereunder by the U.S. Department of Treasury, the Internal Revenue Service, or a federal court that has fully and finally adjudicated a matter.

f.	“Committee” means the Compensation Committee of the Company’s Board of Directors (or a properly authorized subcommittee thereof), as constituted from time to time.

g.	“Disability” means a “disability” within the meaning of Code Section 409A(a)(2)(C).[1]

h.	“Executive Chair” refers to the position of Executive Chair as defined in the Employment Agreement.

i.	“Executive Officer” refers to either the Company’s Chief Executive Officer or Executive Chair position.

j.	“Separation from Service” means that the Executive’s employment with the Company terminates such that it is reasonably anticipated by all parties that the level of services that he will perform as an employee or consultant to the Company or its subsidiaries will permanently decrease to a level that satisfies the presumption set forth in Treas. Reg. §1.409A-1(h)(1)(ii) that a “separation from service” has occurred; provided that the Executive’s service to the Company as a

[1]

Code Section 409A requires that the employee be (i) unable to engage in any substantial gainful activity due to a medically determinable physical or mental impairment that can be expected to result in death or to last continuously for 12 months, or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the participant’s employer.

non-employee member of its Board will not be deemed to be “service” for purposes of this definition. Separation from Service will be interpreted in a manner consistent with Code Section 409A, including Treas. Reg. §1.409A-1(h)(5) thereunder.

k.	“Specified Employee” means an employee identified in Code Section 409A(a)(2)(B)(i).

l.	“Termination Without Cause” means termination of the Executive as an Executive Officer by the Company or the Board without Cause. In addition, for purposes of this Agreement only, it will be considered a Termination Without Cause if: (i) during the Second Term, the Board fails to re-appoint or the Company’s stockholders fail to re-elect the Executive to the Board; or (ii) during any period in which the Executive continues as a Company employee and remains in compliance with his obligations under the Employment Agreement, the Company breaches (and fails to cure within any permitted cure period) its obligations under the Employment Agreement to provide him with any payments or benefits he has earned thereunder, provided, however, that before such breach (if curable) would be deemed a Termination Without Cause, the Executive shall give within 60 days of the date on which the circumstances giving rise to the breach occurred written notice to the Company of such circumstances and the Company shall have failed to cure the breach within 30 days of the date of such notice.

m.	“Trigger Event” means, and “Trigger Event Date” means the date through which the Executive is required as a condition to receive the payment specified in Section 3 of this Agreement to remain in service providing substantial services to the Company, and shall be the earliest to occur of:

(i)	September 30, 2016 (the “Fifth Anniversary”);

(ii)	The date of a Separation from Service that occurs in connection with or following the Executive’s Termination Without Cause (an “Involuntary Separation”), and the date thereof;

(iii)	The date of the Executive’s death;

(iv)	The date of the Executive’s Disability; or

(v)	A Change of Control Date.

3.	Benefits. In consideration of the Executive’s entering into the Employment Agreement, the Company agrees to provide him with the benefits described in this Section 3.

a.	Amount of Payment. Subject to reduction under Subsection 3.e. below, the amount that may be earned hereunder is $5,100,000 (the “Payment”).

b.	Entitlement to Receive Payment. Except as set forth in Subsection 3.c, the Executive’s right and entitlement to receive the Payment shall be earned in full only if he remains in continuous employment with the Company (subject to permitted leaves of absence) as an Executive Officer through the Trigger Event Date.

c.	Forfeiture of Payment; Termination of Agreement. If prior to the Trigger Event Date the Executive resigns his employment or the Company’s terminates his employment under circumstances that do not constitute a Termination Without Cause, then all amounts under this Agreement shall be forfeited and this Agreement shall be terminated in its entirety without the Company having paid or become obligated to pay any amount. If this Agreement terminates pursuant to this Subsection 3.c., the effective date of such termination will be the date on which the Executive’s employment terminates as described in the first sentence above. For the avoidance of doubt, the Executive’s transitioning roles in the manner and at the times contemplated under the Employment Agreement shall not give rise to forfeiture of his rights and benefits under this Agreement.

d.	Timing of Payment; Certain Code Section 409A Matters. The Payment will be made in a single lump-sum amount within 65 days following the Trigger Event Date. To assure compliance with Code Section 409A, (i) if such 65-day period spans two calendar years, then the Payment shall be paid in the second calendar year, and (ii) if the Executive experiences a Termination Without Cause prior to the Trigger Event Date, then the Executive’s right and entitlement to receive the Payment will be deemed to be earned in full on the effective date of his Termination Without Cause but the Payment will be made only subsequently when there occurs a Trigger Event (including a Separation from Service). For the avoidance of doubt, clause (ii) would apply only if a Termination Without Cause occurs and the Executive’s service with the Company continues thereafter at a level that does not constitute a Separation from Service.

e.	Withholding. The Payment will be reduced by, and there will be withheld from the Payment, all applicable taxes and similar amounts required to be withheld.

f.	Release and Effect on Payment Timing. The Executive agrees that he shall deliver to the Company a release of claims in substantially the form attached hereto as Exhibit B (the “Release”), and such Release shall have become effective pursuant to its terms, prior to his receiving the Payment. Any Release required to be delivered hereunder shall have been delivered and become effective prior to the 60th day following the Trigger Event Date.

4.	Covenants. In consideration of the benefits provided hereunder, the Executive agrees to comply and remain in compliance as specified below with the following:

a.	Noncompetition. The Executive agrees that, throughout the Term and for three (3) years thereafter (such period, the “Compliance Period”), he shall not:

(i)	Directly or indirectly or in conjunction with others, engage in activities that compete with the Company or work for any entity that is part of the Company’s Market (as defined below); provided, however, that the Executive’s involvement with such an entity solely as a passive investor shall not be a competitive activity under this clause;

(ii)	Solicit, serve, contract with or otherwise engage any existing or prospective customer, client or account of the Company on behalf of any entity other than the Company that is part of the Company’s Market; or

(iii)	Cause or attempt to cause any existing or prospective customer, client or account of the Company to divert from, terminate, limit or in any manner that is adverse to the interests of the Company modify, or fail to enter into, any actual or potential business relationship with the Company.

The Executive and the Company agree that this provision is necessary and appropriate in order to protect the Company’s business and business prospects and that it is reasonably enforced with reference to any geographic area in which the Company maintains any such relationship.

For purposes of this Agreement, the Company’s “Market” includes, on a global basis, (i) any company, or specifically a division or group within a company, that derives revenue from the sales of software and/or services in the following areas: electronic procurement, electronic auctions/sourcing, electronic invoicing or purchase order routing, supply chain and receivables financing, supplier discovery, contract management, supplier information management, travel and expense management, and/or other spend management activities, and (ii) those companies set forth on Exhibit A attached hereto. The parties agree that the Company’s Market is global in scope.

b.	Non-Solicitation. The Executive agrees that, throughout the Compliance Period, he shall not directly or indirectly, personally or through others, without the Company’s prior written consent, solicit or attempt to solicit the employment of any employee of the Company or any of the Company’s affiliates, whether on the Executive’s own behalf or on behalf of any other person or entity. The term “employment” for purposes of this Subsection 4.b. means entering into an arrangement for services as a full-time or part-time employee, independent contractor, agent or otherwise. The Executive and the Company agree that this provision is reasonably enforced as to any geographic area in which the Company conducts its business.

c.	Non-Disparagement. The Executive agrees that throughout the Compliance Period, he shall not in any way or by any means disparage the Company, its business, the members of the Board or the Company’s officers and employees.

d.	Confidential Information. The Executive shall comply with his obligations under the Employment Agreement dated November 22, 2000 between him and the Company.

e.	Cooperation. The Executive agrees that, throughout the Compliance Period, he shall cooperate with and assist the Company in every reasonable respect in facilitating the transition of his duties to his successor.

5.	Compliance with Code Section 409A. It is intended that the Payment comply with Code Section 409A and the guidance thereunder, it shall be administered and interpreted in a manner consistent with such intent and any ambiguities shall be interpreted in a manner supporting such exemption or such compliance, as applicable. Consistent with that intent, and notwithstanding anything to the contrary in this Agreement or otherwise applying under any outstanding arrangement to which the Executive is party (including without limitation the Severance Agreement or the Employment Agreement):

a.	Specified Employee Matters. If the Trigger Event is an Involuntary Termination, then to the extent the Executive is a Specified Employee at the time of his Separation from Service, the Payment will not be paid until the earlier to occur of (i) Company’s first payroll occurring after the end of the period beginning on the Separation from Service date and ending on the date that is six month after such date or (ii) 30 days following the date of the Executive’s death.

b.	Changes to Time or Form of Payment. Any amendment, modification or termination of this Agreement shall comply with the restrictions of Code Section 409A, including the “subsequent deferral election” and anti-acceleration rules thereunder.

6.	Arbitration.

a.	Scope of Arbitration Requirement. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Executive’s employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices, or any tort or tort-like causes of action.

b.	Exceptions. The foregoing notwithstanding, the following are the only claims that may be resolved in any appropriate forum (including courts of law) as required by applicable laws then in effect: (i) claims concerning workers’ compensation benefits; and (ii) claims concerning unemployment insurance.

c.	Procedure. The arbitrator’s decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator’s decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator shall allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Fairfield County, Connecticut, or, at the Executive’s option, the county in which the Executive primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

d.	Costs. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator’s fee and any other type of expense or cost that the Executive would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Executive shall be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

7.	General.

a.	Administration. This Agreement and the benefits provided under it shall be administered by the Committee on behalf of the Company.

b.	General Unsecured Creditor. The Company’s obligations under this Agreement shall be merely that of an unfunded and unsecured promise to pay money in the future. As such, the Executive’s and his beneficiary(ies), heirs and successors shall have no legal or equitable rights, interests or claims in any property or assets of the Company (or its affiliates) as a result of this Agreement, and their status, individually or collectively, with respect to the Payment shall be that of a general, unsecured creditor of the Company.

c.	Beneficiaries. The Executive may designate in writing on a form acceptable to the Company one or more individuals, trusts, estates or other entities as his beneficiary entitled to receive the Payment under this Agreement in the event of the Executive’s death prior to his receipt of the Payment; provided that if the Executive names someone other than his spouse as a Beneficiary, the Company may in its sole discretion determine that spousal consent to such designation is required and require that such consent be obtained before giving effect to the Executive’s designation. Any and all such properly designated individuals, trusts, estates or entities are referred to as the “Beneficiary.” The Executive shall specify on the beneficiary form the relative percentage of the Payment to which each Beneficiary shall be entitled. The Executive may change the written beneficiary designation from time to time by submitting a completed new beneficiary designation form to the General Counsel; provided any such new designation form is received prior to the Executive’s death and provided that such new designation supersedes, cancels and replaces any prior designation in full. Any payment(s) due but unpaid at the time of the Executive’s death shall be paid to his Beneficiary at the same time and in the same manner that such payment(s) would have been made to the Executive in the absence of his death. A Beneficiary shall have the same rights and be subject to the same restrictions as the Executive under this Agreement; provided that the Executive’s obligations under Subsections 4.a., 4.b., 4.c., and 4.e. shall not apply to a Beneficiary and all obligations under such Subsections shall terminate with the Executive’s death. In the event the Executive has not designated a Beneficiary, or the Beneficiary has pre-deceased the Executive, then the Executive’s Beneficiary shall be deemed to be his spouse or, if none, his surviving children in equal shares or, in none, his estate.

d.

Successors of the Executive. Except as set forth in Subsection 6.b. above, this Agreement will be binding upon and inure to the benefit of the Beneficiary, heirs, executors and legal representatives of the Executive upon his death. Neither the Executive nor his beneficiary(ies) shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any portion of such amounts, and all rights provided under this Agreement are expressly declared to be non-assignable and non-transferable.

e.	Successors of the Company. This Agreement shall be binding upon and inure to the benefit of any successor to the Company. Any such successor of the Company shall expressly assume all obligations of the Company hereunder and shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.

f.	Nature of Employment. The parties acknowledge that their employment relationship continues to be on an “at-will” basis and that nothing in this Agreement changes that nature of their relationship.

g.	Entire Agreement; Amendment. This Agreement represents the entire agreement and understanding between the parties as to the Payment and the rights and restrictions that apply thereto. It supersedes all prior or contemporaneous agreements, whether or not written, relating to this subject matter. For the avoidance of doubt, the parties consider the subject matter of this Agreement to be a new benefit, in addition to the benefits to which the Executive is entitled under the Severance Agreement, which continues in effect pursuant to its terms. This Agreement may only be amended with the written consent of both parties.

h.

Breach; Waiver. No party shall be considered in breach of any material provision of this Agreement unless the party claiming that a breach has occurred shall have given the first party written notice of the purported breach and such purported breach shall remain uncured at the end of the 20th business day following the date on which such notice is received. The waiver of a breach of any term of provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

i.	Notices. Any notice required or permitted under this Agreement shall be sufficient if in writing and shall be deemed to have been duly given when hand-delivered or mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

j.	Governing Law. This Agreement will be governed by the laws of the state of California (with the exception of its conflict of laws provisions).

k.	Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to read, review and understand all the provisions of this Agreement and is voluntarily entering into this Agreement.

l.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*                    *                     *

Each of the parties has executed this Agreement, effective as of the day and year first above written.

/s/ Robert M. Calderoni Robert M. Calderoni

ARIBA, INC.

By:	/s/ Robert E. Knowling, Jr.
Robert E. Knowling, Jr.
Lead Independent Director of
Ariba, Inc. Board of Directors

EXHIBIT B

ARIBA, INC.

807 11TH AVENUE

SUNNYVALE, CA 94089

[Date]

Mr. Robert M. Calderoni

[Address]

Dear Bob:

This letter (the “Agreement”) confirms the agreement between you and Ariba, Inc. (the “Company”) regarding the termination of your employment with the Company.

1. Termination Date. Your employment with the Company will terminate on                 , 20    (the “Termination Date”).

2. Effective Date and Rescission. You have up to 21 days after you received this Agreement to review it. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you signed this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you signed it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3. Salary and Vacation Pay. On the Termination Date, the Company will pay you $            (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that, if you did not execute this Agreement, you would not be entitled to receive any additional money from the Company. The only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4. IF APPLICABLE: Severance Benefits. In consideration of executing this Agreement, you will receive from the Company the severance benefits described in Section 2 of the Severance Agreement dated August 25, 2008, between you and the Company (the “Severance Agreement”). As described in Section 2 of the Severance Agreement, the continuation of such severance benefits is subject to your compliance with the covenants described in Section 3 of the Severance Agreement.

5. IF APPLICABLE: Benefit. In consideration of executing this Agreement, you will receive from the Company the benefits described in Section 3 of the

Retention Benefit Agreement dated October     , 2011 (the “Retention Agreement”). As described in Sections 3 and 4 of the Retention Agreement, the payment or continuation, as applicable, of such benefits is subject to your compliance with the covenants described in Section 4 of the Retention Agreement.

6. Release of Your Claims. In consideration of receiving the benefits described in Section 2 of the Severance Agreement or Section 3 of the Retention Agreement, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement;

(b) Any claim arising under the Indemnification Agreement dated October 4, 2002, between you and the Company, as amended (the “Indemnification Agreement”);

(c) Any claim arising under the letter agreement dated July 18, 2001, between you and the Company or any related agreements, as amended (together, the “Other Agreements”); or

(d) Any claim to indemnification or advancement of expenses arising under the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”), or the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”).

7. Release of the Company’s Claims. The Company waives, releases and promises never to assert any claims or causes of action, whether or not now known, against you or your successors, agents or assigns with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs and claims of defamation, fraud, breach of contract or breach of the covenant of good faith and fair dealing. However, this release bars only those claims that arose prior to the execution of this Agreement. Execution of this Agreement does not bar:

(a) Any claim that arises hereafter, including (without limitation) a claim for breach of this Agreement;

(b) Any claim arising under the Indemnification Agreement;

(c) Any claim arising under the Other Agreements; or

(d) Any claim to repayment arising under the Certificate or the Bylaws.

8. Waiver. You and the Company expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

9. Promise Not To Sue. You agree that you will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that has been released pursuant to Section 5 above. The Company agrees that it will never, individually or with any other person, commence, aid in any way (except as required by legal process) or prosecute, or cause or permit to be commenced or prosecuted, any action or other proceeding based on any claim that that has been released pursuant to Section 6 above.

10. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

11. Proprietary Information and Invention Agreement. At all times in the future, you will remain bound by your Proprietary Information and Invention Agreement with the Company. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

12. Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

13. Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this Agreement will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternate way to achieve the same result.

14. Choice of Law. This Agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

15. Execution. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours, ARIBA, INC.

By:
Title:

I agree to the terms of this Agreement, and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

Signature of Robert M. Calderoni

Dated: